Exhibit 4.2

International Lease Finance Corporation
Officers’ Certificate

May 24, 2013

The undersigned, Elias Habayeb and Pamela S. Hendry, do hereby certify that they are the duly appointed and acting Senior Vice President and Chief Financial Officer and the duly appointed and acting Senior Vice President, Treasurer and Assistant Secretary, respectively, of International Lease Finance Corporation, a California corporation (the “Company”).  Each of the undersigned also hereby certifies, in such person’s capacity as such officer of the Company, pursuant to Sections 301 and 303 of the Indenture, dated as of August 1, 2006, as supplemented by the First Supplemental Indenture, dated as of August 20, 2010, the Second Supplemental Indenture, dated as of December 7, 2010, the Third Supplemental Indenture, dated as of May 24, 2011, the Fourth Supplemental Indenture, dated as of December 22, 2011, the Fifth Supplemental Indenture, dated as of March 19, 2012, the Sixth Supplemental Indenture, dated as of August 21, 2012, the Seventh Supplemental Indenture, dated as of March 11, 2013 and the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”), dated as of May 24, 2013 (as supplemented, the “Indenture”), each between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), that:

A.         There has been established pursuant to resolutions duly adopted by the Board of Directors of the Company (a copy of such resolutions is attached hereto as Exhibit A) the following series of Securities (as that term is defined in the Indenture) to be issued under the Indenture, as follows: $550,000,000 aggregate principal amount of the Floating Rate Senior Notes due 2016 (the “Notes”).

B.          The terms of the Notes shall be as follows:

(1)                           the title of the Notes is “Floating Rate Senior Notes due 2016”;

(2)                           the initial aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, shall not have been issued and sold by the Company and are therefore deemed never to have been authenticated and delivered hereunder) is $550,000,000; the Company may, from time to time, without the consent of the holders of the Notes, issue additional Securities having the same ranking, interest rate basis, number of basis points to be added to the interest rate basis, maturity and other terms as the Notes;

(3)                           the principal of the Notes is payable in full on June 15, 2016;

(4)                              (i) The interest rate on the Notes for the first Interest Period (as defined below) will be the 3-month U.S. dollar London Interbank Offered Rate (‘‘LIBOR’’), as determined on May 22, 2013, plus 1.95%. Thereafter, the interest rate on the Notes for any Interest Period will be LIBOR, as determined on the applicable Interest Determination Date (as defined below), plus 1.95%. The interest rate on the Notes will be reset quarterly on each Interest Reset Date (as defined below). The first Interest Payment Date (as defined below) on the Notes will be September 15, 2013. For each Interest Period, interest on the Notes will be calculated on the basis of the actual number of days in the Interest Period divided by 360.

The Calculation Agent (as defined below) will determine LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Period. The designated LIBOR page is the Reuters screen “LIBOR01,” or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01,” or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the Notes shall be conclusive and binding on the Holders of Notes, the Company and the Trustee, absent manifest error.

The interest rate, as described above, on Notes shall be payable quarterly on the Interest Payment Dates, to holders of record on the immediately preceding March 1, June 1, September 1 and December 1, as the case may be.

(ii) The following definitions will apply to the terms of the Floating Rate Senior Notes due 2016.

“Business Day” means any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

“Business Day Convention” means that if any Interest Payment Date or Interest Reset Date falls on a day that is not a Business Day, that Interest Payment Date or Interest Reset Date, as applicable, will be postponed to the next succeeding Business Day; provided, however, that if the next succeeding Business Day falls in the next succeeding calendar month, the applicable Interest Payment Date or Interest Reset Date will be the immediately preceding Business Day.

“Calculation Agent” means Deutsche Bank Trust Company Americas.

“Interest Determination Date” means, for each particular Interest Reset Date, the second London Business Day (as defined below) preceding such Interest Reset Date.

“Interest Payment Date” means March 15, June 15, September 15 and December 15 of each year, subject to the Business Day Convention.

“Interest Period” means the period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on May 24, 2013, and will end on, but not include, the first Interest Payment Date.

“Interest Reset Date” means, for each Interest Period other than the first Interest Period, the first day of such Interest Period, subject to the Business Day Convention.

“London Business Day” means any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

“Place of Payment”  means New York, New York, unless the Company shall designate and maintain some other office or agency for one or more of such purposes.

(iii) All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

(iv) The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.;

(5)                           the Place of Payment for the notes shall be New York, New York, unless the Company shall designate and maintain some other office or agency for such purpose, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion);

(6)                           the Notes are not subject to redemption prior to their stated maturity;

(7)                           the Notes are not subject to any mandatory sinking fund;

(8)                           the Notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount; and

(9)                           the Notes shall be issued in the form of one or more Global Securities and will be registered in the name of a nominee of DTC, New York, New York. Such Global Securities may be exchanged in whole or in part for individual Securities only on the terms and conditions set forth in the Indenture.  The initial Depositary for such Global Securities shall be The Depository Trust Company.

C.          The form of the Global Securities is attached hereto as Exhibit B.

D.         The foregoing form and terms of the Securities have been established in conformity with the provisions of the Indenture.

E.           Each of the undersigned has read the provisions of Sections 301 and 303 of the Indenture and the definitions relating thereto and the resolutions adopted by the Board of Directors of the Company and delivered herewith.  In the opinion of each of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not all conditions precedent to be satisfied by the Company provided in the Indenture relating to the establishment, authentication and delivery by the Trustee of a series of Securities under the Indenture, designated as the Securities in this Officers’ Certificate, and the execution of the Eighth Supplemental Indenture have been complied with.  In the opinion of each of the undersigned, all such conditions precedent to be satisfied by the Company have been complied with.

The undersigned Assistant Secretary, by execution of this Certificate, hereby certifies the actions taken by the Board of Directors of the Company in authorizing and approving the specific terms of the Securities.

Capitalized terms herein not defined herein shall have the meanings assigned to such terms in the Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have signed this Officers’ Certificate as of the date first written above.

By:	/s/ Elias Habayeb
Name: Elias Habayeb
Title: Senior Vice President and Chief
Financial Officer

By:	/s/ Pamela S. Hendry
Name: Pamela S. Hendry
Title: Senior Vice President, Treasurer
and Assistant Secretary